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EXHIBIT 99.1
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Calabasas, California
July 1, 1997


               SUPERIOR NATIONAL INSURANCE GROUP, INC. ANNOUNCES
                    PREPAYMENT OF CHASE MANHATTAN BANK DEBT


Superior National Insurance Group, Inc. [Nasdaq:SNTL] announced the completion on June 30, 1997 of the prepayment of approximately $88.6 million of long term debt outstanding to Chase Manhattan Bank ("Chase"). The prepayment was accomplished by transferring reinsurance receivables due from Centre Reinsurance Limited ("Centre Re") to Chase in exchange for cancellation of the debt. The prepayment was accomplished with no diminution of SNTL cash, and no prepayment penalty.

The long term debt originated with a transaction completed on November 14, 1996, in which Chase extended a $93.1 million term loan (net of transaction costs) to SNTL in exchange for future reinsurance recoveries due from Centre Re to SNTL's subsidiary, Superior National Insurance Company ("SNIC"). The proceeds from the financing were used by SNTL to purchase reinsurance receivables due to SNIC from Centre Re, and SNIC utilized a portion of the proceeds to extinguish a $71 million liability for reinsurance premiums due to Centre Re. The $44 million term loan extended to SNTL by a bank syndicate led by Chase Manhattan Bank, associated with SNTL's April 11, 1997 acquisition of Pac Rim Holding Corporation, is not affected by the prepayment.

The effect of the transaction is to write off on SNTL's books approximately $15.7 million of unamortized debt discount that would otherwise have been amortized into interest expense through October 2004. SNTL will recognize an extraordinary net-of-tax loss of approximately $10.4 million on the debt prepayment in the second quarter of 1997.

The transaction has no effect on the statutory capital and surplus, operations, or cash position of either Superior National Insurance Company or Superior Pacific Casualty Company, SNTL's workers' compensation insurance subsidiaries.

J. Chris Seaman, Executive Vice President and Chief Financial Officer, stated, "As a result of the write off of the unamortized discount resulting from the prepayment of the Chase debt, pretax operating expense will be reduced by $3.1, $5.1 and $2.9 million during the remainder of 1997, 1998, and 1999, respectively. In addition, the transaction de-leverages the consolidated balance sheet by almost $89 million, which should improve the various rating agencies' views of the company."

Superior National Insurance Group, Inc. is the parent company of Superior Pacific Insurance Group, which operates Superior National Insurance Company and Superior Pacific Casualty Company (formerly The Pacific Rim Assurance Company), principally workers' compensation insurers operating in California through branch offices located in Sacramento, South San Francisco, Fresno, Calabasas, Irvine, and San Diego, and in Phoenix, Arizona.

"This release contains forward looking statements within the meaning of Section 17A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Actual results could differ materially from those projected in forward-looking statements as a result of the variability of business conditions and the inherent difficulty of accurately forecasting revenues and expenses."